                                                                   Exhibit (d)59

                       SUB-INVESTMENT MANAGEMENT AGREEMENT

      AGREEMENT made as of the 30th day of April, 1999 by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Series"), Wellington Management Company, LLP, a Massachusetts limited liability partnership ("Wellington Management"), and John Hancock Mutual Life Insurance Company, a Massachusetts corporation ("JHMLICO").

      WHEREAS, the Series is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, JHMLICO and Wellington Management are each engaged in the business of rendering investment advice under the Investment Advisers Act of 1940, as amended; and

      WHEREAS, the Series is authorized to issue its shares in separate classes, with each such class representing interests in a separate portfolio of securities and other assets; and

      WHEREAS, the Series offers shares in several classes, one of which is designated as the Small/Mid Cap Growth Portfolio (together with all other classes established by the Series, collectively referred to as the "Portfolios"), each of which pursues its investment objectives through separate investment policies; and

      WHEREAS, the Series has retained JHMLICO to render investment management services to the Series pursuant to an Investment Management Agreement dated as of April 15, 1994, as amended (the "Investment Management Agreement"), pursuant to which it may contract with Wellington Management as a sub-investment manager as provided for herein.

      NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.    APPOINTMENT OF SUB-INVESTMENT MANAGER

      (a) Subject Portfolio. Wellington Management is hereby appointed and Wellington Management hereby accepts the appointment to act as investment adviser and manager to the Small/Mid Cap Growth Portfolio (the "Subject Portfolio") effective May 1, 1999 for the period and on the terms herein set forth, and for the compensation herein provided.

      (b) Additional Subject Portfolios. In the event that the Series and JHMLICO desire to retain Wellington Management to render investment advisory services hereunder for any other Portfolio, they shall so notify Wellington Management in writing. If it is willing to render such services, Wellington Management shall notify the Series in writing, whereupon such Portfolio shall become a Subject Portfolio hereunder.

      (c) Incumbency Certificates. Wellington Management shall furnish to JHMLICO, immediately upon execution of this Agreement, a certificate of a senior officer of Wellington Management setting forth (by name and title, and including specimen signatures) those officers of Wellington Management who are authorized to give instructions for the Subject Portfolio pursuant to the provisions of this Agreement. Wellington Management shall promptly provide supplemental certificates in connection with each additional Subject Portfolio (if any) and further supplemental certificates, as needed, to reflect all changes with respect to such authorized officers for any Subject

Portfolio. On behalf of the Series, JHMLICO shall instruct the custodian for the Subject Portfolio to accept instructions with respect to the Subject Portfolio from the officers of Wellington Management so named.

      (d) Independent Contractor. Wellington Management shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Series.

      (e) Wellington Management's Representations. Wellington Management represents, warrants and agrees (i) that it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and that it will remain so registered and will comply with the requirements of said Act, and the rules and regulations thereunder, at all times while this Agreement remains in effect, (ii) that it will promptly notify JHMLICO if the foregoing representation and agreement shall cease to be true in any material respect at any time during the term of this Agreement, (iii) that it will promptly notify JHMLICO of any material change in the ownership of Wellington Management, or of any change in the identity of the personnel who manage the Subject Portfolio,
(iv) that it has adopted a code of ethics complying with the requirements of
Section 17(j) and Rule 17j-1 under the 1940 Act and has provided true and complete copies of such code to the Series and to JHMLICO, and has adopted procedures designed to prevent violations of such code, and (v) that it has furnished the Series and JHMLICO each with a copy of Wellington Management's Form ADV, as most recently filed with the Securities and Exchange Commission ("SEC"), and will promptly furnish copies of each future amendment thereto.

2.    PROVISION OF INVESTMENT MANAGEMENT SERVICES.

      Wellington Management will provide for the Subject Portfolio a continuing and suitable investment program consistent with the investment objectives, policies, guidelines and restrictions of said Portfolio, as established by the Series and JHMLICO. From time to time, JHMLICO or the Series may provide Wellington Management with additional or amended investment policies, guidelines and restrictions. Wellington Management, as sub-investment manager, will manage the investment and reinvestment of the assets in the Subject Portfolio, and perform the functions set forth below, (i) subject to the overall supervision, direction, control and review of JHMLICO and the Board of Trustees of the Series, and (ii) consistent with the applicable investment objectives, policies, guidelines and restrictions, the provisions of the Series' Declaration of Trust, By-laws, prospectus, statement of additional information (each as in effect from time to time), the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any other directions or instructions delivered to Wellington Management in writing by JHMLICO or the Series from time to time). By its signature below, Wellington Management acknowledges receipt of a copy of the Series' Declaration of Trust, By-laws, prospectus, and statement of additional information, each as in effect on the date of this Agreement.

      Wellington Management will, at its own expense:

      (a) advise the Series in connection with investment policy decisions to be made by its Board of Trustees or any committee thereof regarding the Subject Portfolio and, upon request, furnish the Series with research, economic and statistical data in connection with said Portfolio's investments and investment policies;

      (b) submit such reports and information as JHMLICO or the Series' Board of Trustees may reasonably request, to assist the custodian in its determination of the market value of securities held in the Subject Portfolio;

      (c) place orders for purchases and sales of portfolio investments for the Subject Portfolio;

      (d) give instructions to the Subject Portfolio's custodian concerning the delivery of securities and transfer of cash for the Subject Portfolio;

      (e) maintain and preserve the records relating to its activities hereunder required by the 1940 Act to be maintained and preserved by the Series, to the extent not maintained by the custodian, transfer agent or JHMLICO;

      (f) at or prior to the close of business each day, provide JHMLICO and the custodian with trade information for each transaction effected for the Subject Portfolio, and promptly provide to the custodian information on all brokerage or dealer confirmations;

      (g) as soon as practicable following the end of each calendar month, provide JHMLICO with information on all transactions effected for the Subject Portfolio during the month, a summary listing all investments held in such Portfolio as of the last day of the month, and such other information as JHMLICO may reasonably request in connection with the accounting services that JHMLICO provides for the Subject Portfolio; and

      (h) absent specific instructions to the contrary provided to it by JHMLICO and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Subject Portfolio in accordance with Wellington Management's proxy voting policy as most recently provided to JHMLICO.

      On its own initiative, Wellington Management will apprise JHMLICO and the Series of important political and economic developments materially affecting the marketplace or the Subject Portfolio, and will furnish JHMLICO and the Series' Board of Trustees from time to time such information as is appropriate for this purpose. Wellington Management will also make its personnel available in Boston, Massachusetts or other reasonable locations as often as quarterly to discuss the Subject Portfolio and Wellington Management's management thereof, to educate JHMLICO sales personnel with respect thereto, and for such other purposes as the Series or JHMLICO may reasonably request.

      The Series and JHMLICO will provide timely information to Wellington Management regarding such matters as purchases and redemptions of shares in the Subject Portfolio and the cash requirements of, and cash available for investment in, the Subject Portfolio. JHMLICO will timely provide Wellington Management with monthly accounting statements for the Subject Portfolio, and such other information (including, without limitation, reports concerning the classification of Subject Portfolio securities for purposes of Subchapter M of the Internal Revenue Code and Treasury Regulations Section 1.817) as may be reasonably necessary or appropriate in order for Wellington Management to perform its responsibilities hereunder.

3.    ALLOCATION OF EXPENSES.

      Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Series specifically agrees to assume the expense of:

      (a) brokerage commissions for transactions in the portfolio investments of the Series and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

      (b)  custodian fees and expenses;

      (c) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Series to federal, state or other governmental agencies; and

      (d)  interest payable on the Series' borrowings.

Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Series and JHMLICO in the Investment Management Agreement or any other agreement to which they are parties.

4.    SUB-ADVISORY FEES.

      For all of the services rendered with respect to the Subject Portfolio as herein provided, JHMLICO shall pay to Wellington Management a fee (for the payment of which the Series shall have no obligation or liability), based on the Current Net Assets of the Subject Portfolio, as set forth in
      Schedule I attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Portfolio during any calendar month, the fee with respect to such Portfolio accrued to but excluding the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, "Current Net Assets" shall mean the Subject Portfolio's net assets as of the most recent preceding day for which the Subject Portfolio's net assets were computed.

      Notwithstanding the foregoing provisions of this Paragraph 4 and of said
Schedule I, Wellington Management's compensation hereunder for the period prior to approval of this Agreement by the appropriate shareholders of the Series shall not exceed the compensation that would have been paid for such period under the Sub-Investment Management Agreement dated April 15, 1994 by and among the Series, JHMLICO and John Hancock Advisers Inc. had such Sub-Investment Management Agreement not been terminated.

5.    PORTFOLIO TRANSACTIONS.

      In connection with the investment and reinvestment of the assets of the Subject Portfolio, Wellington Management is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Portfolio and to use its best efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Portfolio. Wellington Management shall maintain records adequate to demonstrate compliance with this requirement. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Subject Portfolio and its shareholders, Wellington Management shall have the right subject to the control of the Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting brokers who furnish brokerage and research services to the Subject Portfolio or to Wellington Management, and who charge a higher commission rate to the Subject Portfolio than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. Wellington Management shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided.

      Wellington Management will not receive any tender offer solicitation fees or similar payments in connection with the tender of investments of any Portfolio.

6.    OWNERSHIP OF INFORMATION, RECORDS, AND CONFIDENTIALITY.

      The Series shall own and control all records maintained hereunder by Wellington Management on the Series' behalf and, in the event of termination of this Agreement with respect to any Portfolio for any reason, all records relating to that Portfolio shall be promptly returned to the Series, free from any claim or retention of rights by Wellington Management, provided that (subject to the last paragraph of this Section 6) Wellington

Management may retain copies of such records. Wellington Management also agrees, upon request of the Series, promptly to surrender such books and records or, at its expense, copies thereof, to the Series or to make such books and records available for audit or inspection by representatives of regulatory authorities, or other persons reasonably designated by the Series. Wellington Management further agrees to maintain, prepare and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to
Section 31 and Rules 31a-1 and 31a-2, to the extent such records are not maintained by the custodian, transfer agent or JHMLICO, and to supply all information requested by any securities and insurance regulatory authorities to determine whether all securities and insurance laws and regulations are being complied with. Wellington Management shall supply the Board of Trustees and officers of the Series and JHMLICO with all statistical information regarding investments which is reasonably required by them and reasonably available to Wellington Management.

      Wellington Management shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if the Series has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

7.    LIABILITY; STANDARD OF CARE.

      No provision of this Agreement shall be deemed to protect Wellington Management or JHMLICO against any liability to the Series or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement. Nor shall any provision hereof be deemed to protect any trustee or officer of the Series against any such liability to which he or she might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of his or her duties or the reckless disregard of his or her obligations and duties. Adviser shall employ only qualified personnel to manage the Subject Portfolio; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment objectives, policies, guidelines and restrictions of the Subject Portfolio and with the provisions of the Series' Declaration of Trust, By-laws, prospectus and statement of additional information or any supplements thereto; shall manage the Subject Portfolio (subject to the receipt of, and based upon the information contained in, periodic reports from JHMLICO or the custodian concerning the classification of Portfolio securities for such purposes) as a regulated investment company in accordance with subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations Section 1.817-5(b); shall act at all times in the best interests of the Series; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. However, Wellington Management shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

8.    DURATION AND TERMINATION OF THIS AGREEMENT.

      (a) Duration. This Agreement shall become effective with respect to the Subject Portfolio on May 1, 1999 and, with respect to any additional Subject Portfolio, on the date of receipt by the Series of notice from Wellington Management in accordance with Paragraph 1(b) hereof that it is willing to serve with respect to such Portfolio. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof with respect to the initial Subject Portfolio and, with respect to each additional Subject Portfolio, until two years following the date on which such Portfolio becomes a Subject Portfolio hereunder, and shall continue in full force and effect thereafter with respect to each Subject Portfolio only so long as such continuance with respect to any such Portfolio is specifically approved at least annually (a) by either the Board of Trustees of the Series or by vote of a majority of the outstanding voting shares of such Portfolio, and (b) in either event by the vote of a majority of the Board of Trustees of the Series who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval.

      Any approval of this Agreement by the holders of a majority of the outstanding shares of any Subject Portfolio shall be effective to continue this Agreement with respect to any such Portfolio notwithstanding (A) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Portfolio affected hereby, and (B) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Series, unless such approval shall be required by any other applicable law or otherwise. The terms "assignment," "vote of a majority of the outstanding shares" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

      (b) Termination. This Agreement may be terminated with respect to any Subject Portfolio at any time, without payment of any penalty, by the Series pursuant to a vote of the Trustees of the Series or a vote of a majority of the outstanding shares of such Portfolio, which termination shall be effective immediately upon delivery of written notice thereof to Wellington Management and JHMLICO. This Agreement may be terminated by Wellington Management on at least ninety days' prior written notice to the Series and JHMLICO, and may be terminated by JHMLICO on at least ninety days' prior written notice to the Series and Wellington Management.

      (c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment or if the Investment Management Agreement is terminated.

9.    SERVICES NOT EXCLUSIVE; USE OF WELLINGTON MANAGEMENT'S NAME AND LOGO.

      The services of Wellington Management to the Series are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that partners, officers and employees of Wellington Management and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and other investment advisory clients.

      During the term of this Agreement, subject to Wellington Management's consent (which consent shall not be unreasonably withheld and which may be presumed unless an objection is made to a proposed use as hereinafter provided), JHMLICO and the Series shall have the non-exclusive and non-transferrable right to use Wellington Management's name and logo in all materials relating to the Subject Portfolio, including all prospectuses, proxy statements, reports to shareholders, sales literature and other written materials prepared for distribution to shareholders of the Series or the public. However, prior to printing or distributing of any materials which refer to Wellington Management, JHMLICO shall consult with Wellington Management and shall furnish to Wellington Management a copy of such materials. Wellington Management agrees to cooperate with JHMLICO and to review such materials promptly. JHMLICO shall not print or distribute such materials if Wellington Management reasonably objects in writing, within five (5) business days of its receipt of such copy (or such other time as may be mutually agreed), to the manner in which its name and logo are to be used.

10.   AVOIDANCE OF INCONSISTENT POSITION.

      In connection with the purchase and sale of portfolio securities of the Subject Portfolio, Wellington Management and its partners, officers and employees will not act as principal or agent or receive any commission. Nothing in this Agreement, however, shall preclude the combination of orders for the sale or purchase of portfolio securities of the

Subject Portfolio with those for other accounts managed by Wellington Management or its affiliates, if orders are allocated in a manner deemed equitable by Wellington Management among the accounts and at a price approximately averaged.

11.   AMENDMENT.

      No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing. No amendment of this Agreement shall be effective with respect to any Portfolio until approved specifically by (a) the Board of Trustees of the Series, or by vote of a majority of the outstanding shares of that Portfolio, and (b) by vote of a majority of those trustees of the Series who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

12.   LIMITATION OF LIABILITY.

      It is expressly agreed that the obligations of the Series hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of the Series personally, but only bind the trust property of the Series, as provided in the Series' Declaration of Trust.

13.   NOTICES

      Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

      SUB-INVESTMENT MANAGER:    Wellington Management Company, LLP
                                 75 State Street
                                 Boston, MA 02109
                                 Attention:  Regulatory Affairs
                                 Fax #: 617-790-7760

             JHMLICO: John Hancock Mutual Life Insurance Company 200 Clarendon Street
                                 P.O. Box 111
                                 Boston, MA 02117
                                 Attention:  Raymond F. Skiba
                                 Fax #: 617-572-4953

              SERIES:            John Hancock Variable Series Trust I
                                 200 Clarendon Street
                                 P.O. Box 111
                                 Boston, MA  02117
                                 Attention:  Raymond F. Skiba
                                 Fax #:  617-572-4953

14.   GOVERNING LAW.

      This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

15.   ASSIGNMENT.

      This Agreement may not be assigned by any party, either in whole or in part.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

ATTEST:                                JOHN HANCOCK VARIABLE SERIES
                                       TRUST I


/s/ Sandra M. DaDalt                   By: /s/ Michele G. Van Leer
--------------------                       -----------------------
Sandra M. DaDalt                       Name: Michele G. Van Leer
                                       Title: Chairman

ATTEST:                                JOHN HANCOCK MUTUAL LIFE
                                       INSURANCE COMPANY


/s/ Corrine L. Weber                   /s/ Robert R. Reitano
--------------------                   ---------------------
Corrine L. Weber                       Robert R. Reitano
Assistant Secretary                    Vice President

ATTEST:                                WELLINGTON MANAGEMENT
                                       COMPANY, LLP


/s/ Illegible                          By: /s/ Robert W. Doran
-------------                              -------------------
                                       Name: Robert W. Doran
                                       Title: Chairman

                                  SCHEDULE I

                                     FEES
                                     ----

    Current Net Assets Under Management        Sub-Advisory Fee
    -----------------------------------        ----------------

    On the first $100,000,000                  55 basis points (0.55%) per annum

    On the next $100,000,000                   45 basis points (0.45%) per annum

    On amounts over $200,000,000               40 basis points (0.40%) per annum